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FORM 4
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                                   U.S. SECURITIES AND EXCHANGE COMMISSION                                    QMB APPROVAL
                                            WASHINGTON, DC 20549                                   ---------------------------------
                                                                                                     QMB Number          3235-0287
                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                         Expires:         May 31, 1994
/ / Check box if no                                                                                  Estimated average burden
    longer subject to         Filed pursuant to Section 16(a) of the Securities                      hours per resonse.........0.5
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                       ---------------------------------
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See             or Section 30(f) of the Investment Company
    Instruction 1(b).                            Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Peth            John              W.          Business Resource Group       (BRGP)            Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
2150 North First Street, Suite 101                Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)             9/98           ----        title ---       below)
                 (Street)                                                 ------------------                below)
  San Jose            CA             95131                                5. If Amendment,       President and Chief Executive
---------------------------------------------                                Date of Original    Officer
  (City)           (State)           (Zip)                                   (Month/Year)       --------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                ----  Form filed by one
                                                                                                      Reporting Person
                                                                                                ----  Form filed by more than
                                                                                                      one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
         Common Stock             9/4/98   P             3,000       A      $2.00             11,000             D          4)
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                           (Print or Type Responses)                 SEC 1474 (3/91)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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   No change
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
9. Number of               10. Ownership                   11. Nature of
   Derivative                  Form of                         Indirect
   Securities                  Derivative                      Beneficial
   Beneficially                Security:                       Ownership
   Owned at End                Direct (D)                      (Instr. 4)
   of Month                    or Indirect (I)
   (Instr. 4)                  (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.           /s/ John W. Peth        9/16/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- -------
                                                                                            **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (8/92)
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